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                                                                    EXHIBIT 99.1


SUNHAWK.COM COMPLETES ACQUISITION OF A.N.N. AUTOMATION; NEW COMPANY NAME IS STARDRIVE SOLUTIONS INC.

Agoura Hills, California, Aug. 6 - Sunhawk.com Corporation (Nasdaq: SNHK), an Internet-based digital asset management and publishing company, today announced that it has completed the acquisition of A.N.N. Automation, Inc. In addition, Sunhawk.com's shareholders approved the proposed name change of Sunhawk.com to Stardrive Solutions Inc. Stardrive Solutions will continue to conduct the operations of Sunhawk.com (including Copyright Control Services) and A.N.N. Automation. Trading will begin under Stardrive Solutions' new ticker symbol (Nasdaq: SDRV) today.

Under the terms of the acquisition, shareholders of A.N.N. Automation received approximately 2.4 million shares of Stardrive Solutions' common stock. In addition, A.N.N. Automation shareholders may be entitled to receive up to approximately 1.2 million shares upon the occurrence of certain events. The merger transaction will be accounted for under the purchase method of accounting.

About Stardrive Solutions Based in Agoura Hills, California and London, England, Stardrive Solutions and its Copyright Control division offer content owners the ability to produce, distribute and protect their content worldwide.

Through its proprietary Stardrive Suite(TM) of products, Stardrive Solutions offers broadcasters the ability to dynamically manage digital video production as well as support metadata collection and query. This solution enables secure distribution of video to be simultaneously transferred and edited with on-the-fly conversion from analog formats to digital formats. Since 1982 the company has been dedicated to the development of newsroom computer and asset management systems. More than 20,000 journalists worldwide are working today with Stardrive technology, including:

-    AOL/Time Warner Cable News
-    Energy News Live, Tulsa, OK
-    Danmarks Radio, Copenhagen
-    Report on Business Television (ROBTv), Toronto, ON
-    MVS Multivision, Mexico City
-    Metro TV, Jakarta
-    CNN+ Madrid
-    ARD Hamburg
-    NDR Hamburg and Berlin
-    Pan-American Sports Network (PSN), Hollywood, FL
-    Midi TV, Cape Town, South Africa

A wholly-owned subsidiary, Copyright Control provides technology and client services that track the use of intellectual property via the Internet and protect web-based intellectual property against theft and unauthorized use. Copyright Control technologies, strategies and

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methodologies have proven to reduce online piracy and return control of intellectual property to rightful owners.

Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks or uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the company's ability to achieve and manage growth; the company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the company's ability to attract and retain qualified personnel; the company's ability to develop new services; and other factors discussed in Sunhawk.com's filings with the Securities and Exchange Commission, including important factors detailed under "Risk Factors" and elsewhere in its proxy statement filed on June 20, 2001. Stardrive Solutions further undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



Stardrive Solutions Inc.
28720 Roadside Drive, Suite 301
Agoura Hills, CA 91301
(818) 879-000